Exhibit 99.1

Kenexa Announces Financial Results for Second-Quarter 2005

WAYNE, PA – August 8, 2005 — Kenexa (Nasdaq: KNXA), a leading provider of software, services and proprietary content that enable organizations to more effectively recruit and retain employees, today announced its operating results for the second quarter ended June 30, 2005.

For the second quarter of 2005, Kenexa reported total revenue of $16.0 million, representing an increase of 40.3% over the $11.4 million recorded for the corresponding quarter of 2004. Subscription revenue and professional services and other revenue for the quarter increased 36% and 56%, respectively, over the second quarter of 2004, to $12.1 million and $3.9 million from $8.9 million and $2.5 million, respectively.

Rudy Karsan, Chief Executive Officer of Kenexa, stated, “We are very pleased with the Company’s performance in the second quarter. In fact, for the second consecutive quarter our total revenue growth has been at 40% or greater, and our year-to-date growth represents an acceleration from the 34% level for the first half of 2004.” Karsan added, “The talent management market is experiencing growing awareness and demand, and Kenexa has emerged as a market leader from both a solutions and critical mass perspective.”

Kenexa’s income from operations before income tax and interest expense was $2.5 million for the three months ended June 30, 2005, compared with $1.0 million for the corresponding period of 2004.

Net loss available to common shareholders was $31.3 million, or a loss of $5.29 per share (basic and diluted), for the quarter ended June 30, 2005, compared to a net loss available to common shareholders of $1.4 million, or a loss of $0.23 per share (basic and diluted), for the same period of 2004.

Pro forma income from operations before income taxes and interest expense, which excludes stock-based compensation expense, for the three months ended June 30, 2005 was $2.6 million compared with $1.1 million during the same period last year. These results represent a 133% increase year over year. Giving effect to the Company’s sale of common stock and the redemption and conversion of preferred stock and redeemable common stock and certain warrants in its June 29, 2005 initial public offering, pro forma dilutive earnings per share was $0.15 and $0.06 for the quarters ended June 30, 2005 and 2004, respectively.

A reconciliation of GAAP to pro forma results has been provided in the financial statement tables included in the press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Kenexa had cash and cash equivalents of $24.8 million at June 30, 2005, an increase from the $9.2 million level at the end of the prior quarter, which includes net proceeds from the recently completed IPO. Cash from operations for the six months ended June 30, 2005 was $3.0 million, an increase of 105% on a year-over-year basis. Deferred revenue at the end of the second quarter was $8.7 million, an increase of 55% sequentially.

Don Volk, Chief Financial Officer of Kenexa, stated, “While increasing demand is driving our top line results, the maturation of our on-demand business model is helping to drive expanding operating profits. Growing economies of scale, due to the recurring nature of our subscription revenue, combined with a focus on operational excellence led to a record 15% operating margin in the second quarter.”

Business Outlook

For the third quarter of 2005 we expect the following: Revenue to be $16.2 to $16.7 million, Subscription revenue to be $12.5 to $12.7 million and operating income to be $2.1 to $2.3 million. Assuming our 6% tax rate and 17.7 million shares outstanding we expect our diluted earnings per share to be $0.11 to $0.12.

For the year ended 2005 we expect total revenue to be $63.3 to $64.0 million, subscription revenue to be $48.6 to $48.9 million and operating income to be $8.3 to $8.7 million.

Kenexa will host a conference call today, August 8, 2005, at 5:00 pm (EDT) to discuss the Company’s financial results. To access this call, dial 800-811-8824 (domestic) or 913-981-4903 (international). A replay of this conference call will be available through August 13, 2005, at 888-203-1112 (domestic) or 719-457-0820 (international). The replay passcode is 3429611. A live webcast of this conference call will be available on the “Investor Relations” page of the Company’s Web site, (www.kenexa.com) and a replay will be archived on the Web site as well.

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates” or words of similar meaning. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Kenexa’s Registration Statement on Form S-1 and the form of the prospectus contained therein, as amended, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Kenexa does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

About Kenexa

Kenexa Corporation (www.kenexa.com) provides software, services and proprietary content that enable organizations to more effectively recruit and retain employees. Kenexa solutions include applicant tracking, employment process outsourcing, phone screening, skills and behavioral assessments, structured interviews, performance management, multi-rater feedback surveys, employee engagement surveys and HR Analytics. Kenexa is headquartered in Wayne, Pa. More information about Kenexa and its global locations can be accessed at www.kenexa.com.

Note to Editors: Kenexa is a registered trademark of Kenexa Corporation. Other product or service names mentioned herein remain the property of their respective owners.

Non-GAAP Financial Measures

This press release includes the non-GAAP financial measure of pro forma income from operations before income taxes and interest expense and stock-based compensation expense which is reconciled to income from operations before income taxes and interest expense which we believe is the most comparable GAAP measure. Additionally this release includes pro forma income from operations per share and pro forma income from operations per share data, which is disclosed in tabular form to present the data used in the calculation of the per share data. The pro forma weighted shares contained in the table are reconciled to the weighted shares outstanding which we believe is the most comparable GAAP measure. We use these non-GAAP financial measures for internal managerial purposes as a means to evaluate period-to-period comparisons. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting our business. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, income from operations before income taxes and interest expense, calculated in accordance with generally accepted accounting principles.

Pro forma income from operations before income taxes and interest expense is defined as income from operations before income taxes and interest expense less amortization of stock compensation expense. We consider pro forma income from operations before income taxes and interest expense to be an important indicator of the operational strength of the Company. This measure eliminates the effects of amortization of stock compensation expense from period to period, which we believe is useful to management and investors in evaluating the operating performance of the Company, as amortization costs are not directly attributable to the underlying performance of the Company’s business operations. A limitation associated with this measure is that it does not include stock compensation expenses related to our workforce.

Contact

MEDIA CONTACT:

Sarah Teten	Jeanne Achille
Kenexa	The Devon Group
(800) 391-9557	(732) 542-2000, ext. 11
sarah.teten@kenexa.com	jeanne@devonpr.com

INVESTOR CONTACT:

Kori Doherty

Integrated Corporate Relations

(617) 217-2084

kdoherty@icrinc.com

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets (unaudited)

(In thousands)

	June 30, 2005	December 31, 2004
Current assets
Cash and cash equivalents	$24,774	$9,494
Accounts receivable, net	10,905	7,948
Unbilled receivables	752	541
Deferred income taxes	1,386	1,023
Prepaid expenses and other current assets	1,895	1,345

Total current assets	39,712	20,351

Property and equipment, net	3,204	2,469
Software, net	852	1,206
Goodwill	8,535	8,535
Intangible assets, net	50	52
Other assets and deferred financing costs, net	591	675

Total assets	$52,944	$33,288

Current liabilities
Accounts payable	$1,535	$1,664
Commissions payable	741	569
Other accrued liabilities	2,069	1,377
Accrued compensation and benefits	2,608	3,487
Deferred revenue	8,655	6,650
Capital lease obligations	170	199

Total current liabilities	15,778	13,946

Capital lease obligations, less current portion	223	277
Other non-current liabilities	77	101
Shares subject to mandatory redemption
Series A preferred stock	—	41,727
Series B preferred stock	—	17,178

Total liabilities	16,078	73,229

Commitments and contingencies
Redeemable class B common stock	—	5,291
Redeemable class C common stock	—	4,571

Total shareholders’ equity (deficiency)	36,866	(49,803)

Total liabilities and shareholders’ equity (deficiency)	$52,944	$33,288

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited)

(In thousands except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Revenue:
Subscription revenue	$12,122	$8,921	$22,993	$17,104
Other revenue	3,883	2,485	7,344	4,322

Total revenue	16,005	11,406	30,337	21,426

Cost of revenue (exclusive of depreciation, shown separately below)	4,597	2,736	8,657	5,040

Gross profit	11,408	8,670	21,680	16,386

Operating expenses:
Sales and marketing	3,927	3,383	7,530	6,689
General and administrative	3,563	2,471	6,876	4,680
Research and development	957	1,201	2,077	2,128
Depreciation and amortization	505	569	1,057	1,176

Total operating expenses	8,952	7,624	17,540	14,673

Income from operations before income taxes and interest expense	2,456	1,046	4,140	1,713

Interest (income) expense	(15)	47	(3)	95

Interest (income) expense on mandatory redeemable shares	(5,138)	2,085	3,396	4,153

Income (loss) from operations before income tax	7,609	(1,086)	747	(2,535)

Income tax expense on operations	219	60	259	62

Net income (loss)	7,390	(1,146)	488	(2,597)

Accretion of redeemable class B and C common shares	(38,692)	(255)	(41,488)	(510)

Net loss available to common shareholders	$(31,302)	$(1,401)	$(41,000)	$(3,107)

Basic and diluted net loss per weighted average common share outstanding:	$(5.29)	$(0.23)	$(7.38)	$(0.51)

Weighted average number of common shares outstanding used in calculation of basic and diluted net loss per share	5,912,928	6,033,834	5,554,433	6,033,834

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Operations (unaudited) Continued

(In thousands except share and per share amounts)

	Quarter Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Pro forma income from operations before income taxes and interest expense excludes stock-based compensation.
Pro forma income from operations before income taxes and interest expense calculation:
Income from operations before income taxes and interest expense	$2,456	$1,046

Stock-based compensation	113	57

Pro forma income from operations	$2,569	$1,103

Weighted average number of common shares outstanding used in calculation of basic net loss per share	5,912,928	6,033,834

Pro forma issuance of 5 million shares and conversion of all preferred and common shares and certain warrants on March 31, 2005 and March 31, 2004	10,781,580	10,781,580
Dilutive effect of options and warrants	197,177	197,177

Shares used in per share calculation of pro forma earnings from operations	16,891,685	17,012,591

Pro forma earnings per diluted share	$0.15	$0.06

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Six Months ended June 30,
	2005	2004
Cash flows from operating activities

Net income (loss)	$488	$(2,597)

Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,057	1,176
Amortization of deferred financing fees	45	41
Bad debt expense	111	265
Accrued interest on mandatory redeemable preferred stock	3,396	4,153
Changes in assets and liabilities
Accounts and unbilled receivables	(3,278)	(1,187)
Deferred income taxes	(363)
Prepaid expenses and other current assets	(550)	(363)
Other assets	55	29
Accounts payable	(431)	(362)
Accrued compensation and other accrued liabilities	274	(227)
Commissions payable	172	121
Deferred revenue	2,006	415
Other liabilities	(24)	(20)

Net cash provided by operating activities	2,958	1,444

Cash flows from investing activities
Purchases of property and equipment	(1,394)	(583)

Net cash used in investing activities	(1,394)	(583)

KENEXA CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows (unaudited, continued)

(in thousands)

	Six Months ended June 30,
	2005	2004
Cash flows from financing activities

Net repayments under line of credit agreement	—	(1,558)
Repurchase of common shares	(515)	—
Collections of notes receivable	65	—
Net proceeds from initial public offering	54,364	—
Redemption of series A and B preferred stock	(40,000)	—
Deferred financing costs	(16)	(5)
Repayments of capital lease obligations	(126)	(191)

Net provided by (used in) financing activities	13,772	(1,754)

Effect of exchange rate changes on cash and cash equivalents	(56)	28

Net increase (decrease) in cash and cash equivalents	15,280	(865)

Cash and cash equivalents at beginning of period	9,494	3,078

Cash and cash equivalents at end of period	$24,774	$2,213

Supplemental disclosures of cash flow information

Cash paid (received) during the period for:

Interest	$68	$(27)

Income taxes	$126	$346

Noncash investing and financing activities

Accretion of class B common stock and class C common stock to redemption value	38,692	255

Redemption and conversion of class B and class C common stock to class A common stock	51,351	—

Note receivables applied to accrued bonus	150	—